--------
 FORM 4                                                                                                         OMB Approval
--------                                          UNITED STATES SECURITIES AND                            --------------------------
                                                       EXCHANGE COMMISSION                                OMB Number 3235-0287
[X] Check this box if no longer                                                                           --------------------------
    subject to Section 16. Form                       WASHINGTON D.C. 20549                               Expires: December 31, 2001
    4 or Form 5 obligations may                                                                           --------------------------
    continue. See Instruction 1(b).        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
                                                                                                          hours per response...0.5
                                                                                                          --------------------------

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       |   2. Issuer Name                                  |   6.Relationship of Reporting Person(s)
   Person*                             |                                                   |     to Issuer (Check all applicable)
   FERRETTI, WILLIAM P.                |              MHMI                                 |       X  Director         X  10% Owner
-------------------------------------------------------------------------------------------|                              Other
       C/O MHM SERVICES, INC.          |  3. IRS Identification  |  4. Statement for       |          Officer (give       (specify
                                       |     Number of Reporting |     Month/Year          |          title below)    ____ below)
                                       |     Person, if an       |     NOV-00              |
                                       |     entity (voluntary)  |                         |
---------------------------------------|                         |-------------------------|----------------------------------------
8605 WESTWOOD CENTER DRIVE, SUITE 400  |                         |  5. If Amendment,       |   7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |      (Check Applicable Line)
                                       |                         |                         |   X  Form filed by One Reporting Person
VIENNA,        VIRGINIA        22182   |                         |                         |      Form filed by More than One
                                       |                         |                         |      Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired (A)| 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |  ship   | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially|  Form:  | Indirect
                                       |   Year)       |               |                          | Owned at End|  Direct | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK                           |   11/20/00    |   P   |       |   692  |  A   |$49,824.00|        865  |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------



FORM 4 (CONTINUED)
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4 and 5)    | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Securities    |    Ownership  |
              |   Owned at End |     Beneficially  |    (Instr. 4) |
              |   of Month     |     Owned at End  |               |
              |   (Instr. 4)   |     of Month
              |                |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

                                                                           /s/ Cleveland E. Slade                     11-29-00
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date




Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

         * If the form is filed by more than one reporting person, see
           Instruction 4(b)(v).

        ** Intentional misstatements or omissions of facts constitute
           Federal Criminal Violations.
           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
     Note: File three copies of this Form, on of which must be manually signed.
           If space is insufficient, see Instruction 6 for


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Last update: 11/05/1999

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